UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

The Joint Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0544160 (I.R.S. Employer Identification No.)

16767 N. Perimeter Drive, Suite 240 Scottsdale, Arizona (Address of Principal Executive Offices)	85260 (Zip Code)

The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

(Full title of the plan)

Peter D. Holt

President and Chief Executive Officer

16767 N. Perimeter Drive, Suite 240

Scottsdale, Arizona 85260

(480) 245-5960

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Craig P. Colmar

Robin C. Friedman

Johnson and Colmar

2201 Waukegan Road, Suite 260

Bannockburn, Illinois 60015

(312) 922-1980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	700,000 (2)	$7.99	$5,593,000.00	$696.33

(1)        Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under The Joint Corp. Amended and Restated 2014 Incentive Stock Plan, as amended (the “2014 Incentive Stock Plan”) because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)       Represents shares added to the shares previously authorized for issuance under the 2014 Incentive Stock Plan.

(3)       Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based on the average of the high ($8.32) and low ($7.65) sale price of the registrant's common stock as reported on The NASDAQ Capital Market on 06/21/2018, which date is within five business days prior to filing this registration statement.

EXPLANATORY NOTE

This registration statement is being filed for the purpose of registering 700,000 additional shares of common stock of The Joint Corp. (the “Registrant”) issuable pursuant to awards of stock options, SARs, restricted stock and RSUs which may be granted in the future under the 2014 Incentive Stock Plan, pursuant to an amendment to the 2014 Incentive Stock Plan approved by the Registrant’s stockholders on June 1, 2018. The Registrant previously registered shares of its common stock for issuance under the 2014 Incentive Stock Plan under a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2015 (File No. 333-208262) (the “Original Registration Statement”). Pursuant to General Instruction E to Form S-8, this registration statement hereby incorporates by reference the contents of the Original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by this Item 1 is omitted from the registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from the registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are incorporated in this registration statement by reference:

(a)        The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 001-36724), filed with the SEC on March 9, 2018;

(b)       Those portions of the Registrant’s definitive proxy statement on Schedule 14A (File No. 001-36724), filed with the SEC on April 27, 2018, as amended on April 30, 2018, incorporated by reference into the Registrant’s annual report on Form 10-K;

(c)       The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 (File No. 001-36724), filed with the SEC on May 11, 2018;

(d)       The Registrant’s current reports on Form 8-K filed on January 18, March 8, 12 and 13, May 10, and June 5 and 21, 2018 (other than those portions “furnished” to the SEC but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(e) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36724) filed with the SEC on November 5, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions;

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion of those documents that has been “furnished” to the SEC but not “filed” for purposes of the Exchange Act) after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of the Registrant’s common stock covered by this registration statement is being passed upon for the registrant by Johnson and Colmar, 2201 Waukegan Road, Suite 260, Bannockburn, Illinois 60015, which serves as the Registrant’s outside general counsel. Certain individual attorneys of this firm beneficially own an aggregate of 380,445 shares of the Registrant’s common stock and options to acquire an additional 10,000 shares. Craig Colmar, a partner of this firm, was a director of the Registrant until June 2, 2017.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation (as amended, its “Certificate of Incorporation”) eliminates the personal liability of its directors to the fullest extent permitted by law. If a director were to breach his or her fiduciary duty of care, neither the Registrant nor its stockholders could recover monetary damages from the director, and the only course of action available to the stockholders would be equitable remedies, such as an action to enjoin or rescind the transaction or event involving the breach of the fiduciary duty of care. To the extent that claims against directors are thereby limited to equitable remedies, this provision of Registrant’s Certificate of Incorporation may reduce the likelihood of derivative litigation against its directors for the breach of their fiduciary duty of care. In addition, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the action in question by the board of directors, this remedy would be ineffective if the stockholder does not become aware of the transaction or event until after it has been completed. In this situation, the stockholder would not have an effective remedy against the directors.

The Registrant’s Certificate of Incorporation and amended and restated bylaws (as amended, its ‘Bylaws”) provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s bylaws also require the Registrant to advance the litigation expenses of a director or officer upon receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

In addition, the Registrant’s Bylaws permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, and Registrant has acquired directors’ and officers’ liability insurance. By reason of this insurance, the Registrant’s directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at the Registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 26, 2018.

THE JOINT CORP.

By:	/s/ Peter D. Holt
Name:	Peter D. Holt
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter D. Holt and John P. Meloun, or either of them, as his attorney-in-fact, each with full power of substitution and resubstitution, to sign for us, in our names and in the capacities indicated below, this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), granting unto said attorneys, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Peter D. Holt	President, Chief Executive Officer and Director
Peter D. Holt	(Principal Executive Officer) and Director	June 26, 2018

/s/ John P. Meloun	Chief Financial Officer
John P. Meloun	(Principal Financial and Accounting Officer)	June 26, 2018

/s/ Matthew E. Rubel	Lead Director
Matthew E. Rubel		June 26, 2018

/s/ James H. Amos, Jr.	Director
James H. Amos, Jr.		June 26, 2018

/s/ Ronald V. DaVella	Director
Ronald V. DaVella		June 26, 2018

/s/ Suzanne M. Decker	Director
Suzanne M. Decker		June 26, 2018

/s/ Abe Hong	Director
Abe Hong		June 26, 2018

/s/ Richard A. Kerley	Director
Richard A. Kerley		June 26, 2018

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 filed on September 19, 2014 (File No. 333-198860))
4.2	Amended and Restated Bylaws of Registrant, as further amended (incorporated by reference to Exhibit 3(ii).1 to the Registrant’s current report on Form 8-K filed on March 7, 2016 (File No. 001-36724))
4.3	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-1/A filed on October 22, 2014 (File No. 333-198860))
5.1*	Opinion of Johnson and Colmar
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Johnson and Colmar (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
99.1	The Joint Corp. Amended and Restated 2014 Incentive Stock Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 27, 2018, as amended on April 30, 2018 (File No. 001-36724))

* Filed herewith